EXHIBIT 5.1

                          [CUTLER LAW GROUP LETTERHEAD]

                              November 20, 2001

Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

     Re:     GTC Telecom Corp.

Ladies  and  Gentlemen:

     This office represents GTC Telecom Corp., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to 15,680,715 shares (the "Shares") of the Company. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, are legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form SB-2 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                              /s/  Cutler Law Group

                              CUTLER  LAW  GROUP